FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Actof 1940

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1. Name and Address of Reporting Person*

   Allen Ben. F.
   4105 Raspberry Ridge Road NE
   Prior Lake, MN 55372

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2. Date of Event Requiring Statement (Month/Day/Year)

   June 13, 2002

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Kroll Inc. (KROL)

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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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                                           |                      |                |
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                                           |                      |                |                                               |
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                                           |                      |                |
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                                           |                      |                |                                               |
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                                                                          (over)


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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        |  Date   | Expira- |                       |or       |vative    |Security:    |                           |
                        |  Exer-  | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        |  cisable| Date    |                       |Shares   |          |Indirect(I)  |                           |
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                        |         |         |                       |         |          |             |
                        |         |         |                       |         |          |             |
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                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

Explanation of Responses:


                                               /s/ Ben F. Allen
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                                               Ben F. Allen
                                               **Signature of Reporting Person

                                               June 24, 2002
                                               -----------------
                                               Date



* If from is filed by more than one reporting person, see Instruction 5(b)(v). ** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



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